Exhibit 16.1

March 18, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Building Materials Holding Corporation (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K/Amendment report dated December 5, 2003.  We agree with the statements concerning our Firm in such Form 8-K/Amendment.  However, we make no comment whatsoever as to (1) the appropriateness of the design or the effectiveness of the operation of the Company’s internal control enhancements described in Item 4 (a) (iv) and (2) any future disclosure of changes or improvements of any kind to internal controls implemented by the Company in order to address the material weaknesses and reportable events related to such internal controls.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Building Materials Holding Corporation
Statements to be Included in Form 8-K
Regarding PricewaterhouseCoopers LLP

(a)            Previous independent accountants

(i)                                     On December 5, 2003, Building Materials Holding Corporation (the “Registrant”) dismissed PricewaterhouseCoopers LLP as its independent accountants to be effective upon the completion of the audit of the consolidated financial statements for the year ended December 31, 2003. The Registrant’s Audit Committee made the decision to change independent accountants upon the completion of such audit.  On March 12, 2004, PricewaterhouseCoopers LLP completed its audit of the Registrant’s consolidated financial statements for the year ended December 31, 2003, and the dismissal of PricewaterhouseCoopers LLP as the Registrant’s independent accountants was effective as of the close of business on March 12, 2004.

(ii)                                  The reports of PricewaterhouseCoopers LLP on the financial statements of the Registrant for the years ended December 31, 2002 and 2003 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

(iii)                               In connection with its audits of the financial statements of the Registrant for the years ended December 31, 2002 and 2003 and through March 12, 2004 there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their report on the financial statements for such years.

(iv)                              During the years ended December 31, 2002 and 2003 and through March 12, 2004, there have been no reportable events, as defined in Regulation S-K Item 304(a)(1)(v) other than as discussed below.

As part of the audit of the financial statements for the year ended December 31, 2003, PricewaterhouseCoopers LLP communicated to the Registrant’s management and Audit Committee two conditions in the Registrant’s internal controls that were considered to be material weaknesses:  (1) the process to record the liabilities related to its large deductible insurance program, and (2) the process utilized by the Registrant to gather information in order to complete its annual impairment testing of its recorded goodwill and indefinite lived intangible assets as required by generally accepted accounting principles.  As a result, the Registrant is currently enhancing internal processes related to recording the liabilities of its large deductible insurance program and the testing and review of actuarial and claims data.  The Registrant has a plan in place to avoid these issues in 2004.  The Registrant also has implemented a new process involving the timing of communications between field personnel and senior management relating to circumstances that might affect impairment analyses under FAS 142, particularly relating to amortization of customer relationships.

(v)                                 The Registrant has requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, will be filed as Exhibit 16.1 to the Form 8-K.